Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Second Quarter 2013 Results

-25% Increase in Adjusted Operating Profit Driven By Gross Profit Margin Improvement-

 -Acquires 17 Service & Tire Centers in Southern California-

PHILADELPHIA — September 9, 2013 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (second quarter) and twenty-six (six months) weeks ended August 3, 2013.

Second Quarter

Sales

Sales for the thirteen weeks ended August 3, 2013 increased by $1.9 million, or 0.4%, to $527.6 million from $525.7 million for the thirteen weeks ended July 28, 2012. Comparable sales decreased 1.3%, consisting of an increase of 0.2% in comparable service revenue and a decrease of 1.7% in comparable merchandise sales. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue decreased 0.1%, while comparable retail sales decreased 2.6%.

Earnings

Adjusted operating profit for the second quarter of fiscal 2013 was $19.4 million as compared to $15.5 million for the second quarter of fiscal 2012. On a GAAP basis including a $1.7 million asset impairment charge in fiscal 2013, and a $0.7 severance charge and the reclassification of $1.5 million of merger related costs in fiscal 2012, operating profit for the second quarter of fiscal 2013 was $17.7 million as compared to $16.3 million for the second quarter of fiscal 2012.

Net earnings for the second quarter of fiscal 2013 were $5.4 million ($0.10 per share) as compared to $33.0 million ($0.61 per share) for the second quarter of fiscal 2012. In addition to the above-referenced items, the 2013 net earnings reflect a $2.5 million tax burden primarily due to state tax law changes, while the 2012 net earnings included, on a pre-tax basis, $43.0 million of merger termination fees, net of related expenses.

Six Months

Sales

Sales for the twenty-six weeks ended August 3, 2013 increased by $13.5 million, or 1.3%, to $1,063.8 million from $1,050.3 million for the twenty-six weeks ended July 28, 2012. Comparable sales decreased 0.2%, consisting of a 2.2% comparable service revenue increase and a 0.8% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 1.9%, while comparable retail sales decreased 2.4%.

Earnings

Adjusted operating profit for the first six months of 2013 was $24.1 million as compared to $25.0 million for the first six months of fiscal 2012. On a GAAP basis including $2.8 million in asset impairment charges in fiscal 2013 and a $0.7 severance charge in fiscal 2012, operating profit for the first six months of fiscal 2013 was $21.3 million as compared to $24.3 million for the first six months of fiscal 2012.

Net earnings for the first six months of 2013 were $9.2 million ($0.17 per share) as compared to $34.1 million ($0.63 per share) for the first six months of fiscal 2012. In addition to the above-referenced items, the 2012 net earnings included, on a pre-tax basis, $43.0 million of merger termination fees, net of related expenses.

Commentary

“Improved product gross margins drove our 25% improvement in adjusted operating income during the quarter,” said President and CEO, Mike Odell. “Our strategically important maintenance and repair services remain steady and grew in customer count, sales and margin rate. Tire sales were down in dollars and units, but grew in gross margin dollars. While not yet realized, we continue to be cautiously optimistic that we will see improving demand for tires this year.”

Mike also commented, “The expansion of our Service & Tire Centers continues with the acquisition of 17 locations in Southern California in September, bringing our total to 211 including one Service & Tire Center opened subsequent to the second quarter. Each of these new locations will be converted to our new “Road Ahead” format designed with a more welcoming curb appeal and a comfortable and appealing customer lounge.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,400 service bays in more than 750 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets”, “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Tuesday, September 10 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, September 10 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

Sanjay Sood

(215) 430-9105

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	August 3, 2013	July 28, 2012

Total revenues	$527,619,000	$525,671,000

Net earnings	$5,368,000	$33,048,000

Basic earnings per share:
Average shares	53,392,000	53,146,000

Basic earnings per share:	$0.10	$0.62

Diluted earnings per share:
Average shares	53,970,000	53,797,000

Diluted earnings per share:	$0.10	$0.61

Twenty-six weeks ended	August 3, 2013	July 28, 2012

Total revenues	$1,063,792,000	$1,050,275,000

Net earnings	$9,231,000	$34,110,000

Basic earnings per share:
Average shares	53,388,000	53,110,000

Basic earnings per share:	$0.17	$0.64

Diluted earnings per share:
Average shares	53,979,000	53,875,000

Diluted earnings per share:	$0.17	$0.63